SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Sec. 240.14a-12


                         UNITED RETAIL GROUP, INC.
              (Name of Registrant as Specified In Its Charter)

                         UNITED RETAIL GROUP, INC.
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1)       Title of each class of securities to which transaction applies:...

   2)       Aggregate number of securities to which transaction applies:......

   3)       Per unit price or other underlying value of transaction
            computed pursuant to Exchange Act Rule 0-11:*.....................

   4)       Proposed maximum aggregate value of transaction:..................

         *Set forth the amount on which the filing fee is calculated and state how it was determined.

[  ]     Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)       Amount Previously Paid:________________________________

   2)       Form, Schedule or Registration Statement No.:__________

   3)       Filing Party:__________________________________________

   4)       Date Filed:____________________________________________




                            UNITED RETAIL GROUP, INC.
                             365 West Passaic Street
                         Rochelle Park, New Jersey 07662





                                                     April 25, 2001


Dear Stockholder:

         I wish to extend a cordial invitation to the ninth Annual Meeting of the stockholders of United Retail Group, Inc., which will be held at the Marriott Glenpointe Hotel in Teaneck, New Jersey, at 11 o'clock on Thursday morning, May 31, 2001.

         Formal notice of the Annual Meeting and the Proxy Statement are contained on the following pages. I urge that you read the Proxy Statement and then cast your vote on the accompanying proxy. The Annual Report of the Company for 2000 is enclosed.

         Please be sure to mark, date, sign and return the proxy promptly, so that your shares will be represented at the meeting.

         I look forward to greeting you at the meeting and reporting on the Company's business and outlook.
                                                     Sincerely yours,

                                                     RAPHAEL BENAROYA

                                                     Raphael Benaroya
                                                     Chairman






------------------------------------------------------------------------------
IMPORTANT: To ensure the presence of a quorum at the meeting, it is important that your stock be represented, whether or not you plan to attend. Please mark, date and sign the accompanying proxy and return it promptly in the enclosed postpaid envelope. This proxy is solicited by the Board of Directors of the Company.
------------------------------------------------------------------------------

                            UNITED RETAIL GROUP, INC.
                             365 West Passaic Street
                         Rochelle Park, New Jersey 07662


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 31, 2001


         The ninth Annual Meeting of the stockholders of United Retail Group, Inc. (the "Company") will be held at the Marriott Glenpointe Hotel, 100 Frank W. Burr Boulevard, Teaneck, New Jersey, on Thursday, May 31, 2001, at 11 o'clock in the morning, for the following purposes:

o        electing nine directors;

o approving adoption of the proposed 2001 Stock Option Plan, which authorizes the issuance of up to 500,000 shares of Common Stock, equivalent to 3.8% of the outstanding shares, to full time associates and Directors; and

o transacting any and all other business that may properly come before the meeting.

         A list of stockholders may be examined during business hours at the Marriott Glenpointe Hotel and the Company's offices during the 10 days preceding the Annual Meeting of Stockholders.

         The Board of Directors fixed April 20, 2001 as the record date for the determination of stockholders entitled to vote at this meeting and only stockholders of record on that date shall be entitled so to vote.

                                           By Order of the Board of Directors,

                                           GEORGE R. REMETA

                                           George R. Remeta
April 25, 2001                             Secretary






                            UNITED RETAIL GROUP, INC.
                             365 West Passaic Street
                         Rochelle Park, New Jersey 07662


                                 PROXY STATEMENT
                              Dated April 25, 2001


                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 31, 2001


The accompanying proxy is solicited by the Board of Directors of United Retail Group, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held May 31, 2001, and any adjournments thereof. When the proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted "FOR" election of the nominees named in this Proxy Statement and "FOR" the approval of the proposed 2001 Stock Option Plan (the "2001 Plan").

The proposed 2001 Plan provides for awards of options to purchase up to 500,000 shares of Common Stock (the "stock option reserve"), equivalent to 3.8% of the outstanding shares, to full time associates and Directors. See, "Proposal to Approve Adoption of 2001 Stock Option Plan" for a summary of the terms of the 2001 Plan and Exhibit "A" for the text of the 2001 Plan. In addition to the proposed 2001 Plan, the Company's existing stock option plan has 102,500 shares of Common Stock, equivalent to 0.8% of the outstanding shares, available to be optioned. The stock option reserve of the two plans combined will be 602,500 shares of Common Stock, equivalent to 4.5% of the outstanding shares.

Any stockholder giving a proxy, however, has the power to revoke it prior to its exercise by notice of revocation to the Company in writing or by execution of a subsequent proxy (provided that such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken) or by voting in person at the Annual Meeting. If a stockholder wishes to give a proxy to someone other than the individuals named as proxies in the proxy card, he or she may cross out the names of the proxies appearing in the enclosed proxy card, insert the name(s) of some other person(s), initial the insertion and sign and date the proxy card for use at the meeting place.

The shares entitled to vote at the meeting consist of shares of Common Stock of the Company, with each share entitling the holder of record to one vote. At the close of business on April 20, 2001, the record date for the Annual Meeting, there were outstanding 13,258,633 shares of Common Stock. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about April 25, 2001.














                              ELECTION OF DIRECTORS

Nominees

Nine nominees for the Board of Directors of the Company will be elected at the Annual Meeting of Stockholders for a term expiring at the Annual Meeting of Stockholders in 2002 or until their successors are elected and qualified. In the event any of the nominees shall be unable to serve as a Director, it is intended that the proxies will be voted for the election of a person nominated by the Board of Directors in substitution. The Company has no reason to believe that any nominee for the Board of Directors will be unable to serve as a Director if elected.

Stockholders of record on the record date who wished to nominate persons for election as Directors were able to have done so by delivering a notice of nomination to the Secretary of the Company by hand or by mail not less than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders. No person may be elected as a Director unless nominated by a stockholder in the manner just described or by the Board of Directors.

No person has been nominated for election as a Director except those named in the section captioned "Business and Professional Experience." There are nine nominees for election to the nine seats on the Board of Directors. Proxies that withhold authority to vote will be counted only for quorum purposes. A quorum is a majority of the outstanding shares.

Business and Professional Experience

The nominees proposed by the Board of Directors are listed below.

Mr. Raphael Benaroya, age 53, has been the Company's Chairman of the Board, President and Chief Executive Officer since before 1996. Mr. Benaroya is a director of Russ Berrie and Company, Inc.

Mr. George R. Remeta, age 51, has been the Vice Chairman of the Board, Chief Financial Officer and Secretary of the Company since before 1996. In 1999, he was named to the additional post of Chief Administrative Officer of the Company.

Mr. Joseph A. Alutto, age 60, a Director of the Company since December 1992, has been the Dean of the Max M. Fisher School of Business at Ohio State University since before 1996. Mr. Alutto is a director of Barrister Global Services, Inc.

Mr. Russell Berrie, age 68, a Director of the Company since December 1992, founded Russ Berrie and Company, Inc., an international toy manufacturer, in 1963 and since then has been its Chairman of the Board and Chief Executive Officer.

Mr. Joseph Ciechanover, age 67, a Director of the Company since May 1995, is President of The Challenge Fund-Etgar L.P., an investment firm. Previously, he was Chairman of the Board of El Al Israel Airlines Ltd. from February 2001 to before 1996.

Mr. Michael Goldstein, age 59, a Director of the Company since May 1999, has been Chairman of the Board of Toys "R" Us since February 1998 and was Chief Executive Officer of that company from before 1996 to February 1998 and from September 1999 to January 2000. Mr. Goldstein is a director of Finlay Enterprises, Inc. and Houghton Mifflin Co.

Mr. Ilan Kaufthal, age 53, a Director of the Company since December 1992, has been a Vice Chairman of Bear Stearns & Co., Inc., an investment banking firm, since May 2000. Previously, he was a Vice Chairman of Schroder & Co. Incorporated, an investment banking firm, and had been an executive there since before 1996. Mr. Kaufthal is a director of ASI Solutions, Inc., Cambrex Corporation, and Russ Berrie and Company, Inc.

Mr. Vincent P. Langone, age 58, a Director of the Company since February 1994, has been the Chairman of the Board, President and Chief Executive Officer of Formica Corporation, a manufacturer of Formica(R)brand laminate, since 1998. In 1997, he was President and Chief Executive Officer of Interbuild International, Inc., a venture capital firm. In 1996, he was Chairman of the Board of L&S Associates, Inc., a management consulting firm. Mr. Langone is a director of Brand Scaffolding Services, Inc. and Summit Bank.

Richard W. Rubenstein, Esq., age 56, a Director of the Company since December 1991, has been a partner at Squire, Sanders & Dempsey, a law firm, since before 1996. Mr. Rubenstein is a director of AmeriLink Corporation.

Information Concerning the Board of Directors and Certain Committees

The Company's Board of Directors held four meetings in Fiscal 2000.

During Fiscal 2000, all of the Directors attended 75% or more of the total number of meetings of the Board and of committees of the Board on which they served except Messrs. Berrie and Langone.

Subject to approval by the Board, standing committees of Directors took action in their respective areas of responsibility. The standing committees included the Audit Committee, the Compensation Committee and the Nominating Committee.

The Audit Committee of the Board makes recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Company and its subsidiaries for each fiscal year and reviews and discusses with management the Company's audited financial statements.

See, "Audit Committee Report" for the names of the Directors who have served on the Audit Committee since before Fiscal 2000. The members of the Audit Committee are independent, as that term is defined in Rule
4200(a)(15) of the National Association of Securities Dealers.

The Audit Committee held eight meetings in Fiscal 2000.

The Board has adopted a Charter of the Audit Committee, which is attached as Exhibit "B" hereto.

The Compensation Committee of the Board recommends executive compensation. See, "Compensation Committee Report" for the names of the Directors who have served on the Compensation Committee since before Fiscal 2000.

The Compensation Committee held four meetings in Fiscal 2000.

The Nominating Committee of the Board nominates suitable persons for election as Directors of the Company. Its members since before Fiscal 2000 have been Mr. Benaroya, as Chairman of the Committee, and Messrs. Berrie and Rubenstein. Stockholders of record are permitted to nominate persons for election (see "ELECTION OF DIRECTORS-Nominees" above); therefore, no formal procedures exist for stockholders to make nominee recommendations to the Nominating Committee.

The Nominating Committee held one meeting in Fiscal 2000. Nominees for election as Directors at the ninth Annual Meeting of Stockholders were selected by the Nominating Committee in Fiscal 2001.

Director Compensation

Each Director who is not employed by the Company receives $3,000 for each Board meeting that he attends and a $2,000 quarterly retainer. In addition, a nonmanagement Director receives $1,000 for each additional day on which he attends one or more committee meetings.

Also, each nonmanagement Director receives an award in May of each year under the Restated 1999 Stock Option Plan of nonqualified options to purchase 3,000 shares of Common Stock exercisable at the then current market price for a term of 10 years. Each option becomes exercisable as to 600 shares on completion of each full year of service as a Director after the date of grant, provided, however, that each option becomes fully exercisable in the event that the Company enters into certain transactions, including certain mergers or the sale of all or substantially all of the Company's assets, and becomes fully exercisable upon retirement from the Board in the discretion of the Compensation Committee of the Board. The 2001 Plan provides for the continuation of grants of options to nonmanagement Directors. See, "Proposal to Approve Adoption of 2001 Stock Option Plan."

In addition, each nonmanagement Director receives an award under the Company's Stock Appreciation Rights Plan that provides for cash payments by the Company when the Director exercises stock options granted in May 2000 and thereafter. Each payment will be an amount equivalent to the equity in the option that is being exercised, that is, the excess of the then current market price of the shares issued over the exercise price paid by the Director.




                        SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 31, 2001, certain information with respect to the beneficial ownership of shares of Common Stock of the Chief Executive Officer of the Company, the four most highly compensated executive officers of the Company and its subsidiaries in Fiscal 2000 other than the Chief Executive Officer, each Director, and all Officers and Directors as a group, and their percentage ownership. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated. All information was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act") based on information furnished by the persons listed.

Name of Beneficial                                       Amount of           Percent of
     Owner or                                           Beneficial           Outstanding
Identity of Group                                       Ownership              Shares
 -----------------                                      ---------              -------

Mr. Raphael Benaroya(1)...............................    2,546,203              18.8%
Mr. George R. Remeta(2)...............................      462,039               3.5%
Kenneth P. Carroll, Esq.(3)...........................      119,014                *
Ms. Ellen Demaio(4)...................................       49,200                *
Ms. Carrie Cline-Tunick(5)............................       20,000                *
Mr. Joseph A. Alutto(6)...............................       17,590                *
Mr. Russell Berrie (6)  ..............................       40,000                *
Mr. Joseph Ciechanover(7).............................       12,000                *
Mr. Michael Goldstein (8).............................        6,300                *
Mr. Ilan Kaufthal(6) (9) (10).........................       80,000                *
Mr. Vincent P. Langone(6) (11)........................       48,000                *
Richard W. Rubenstein, Esq.(12).......................       19,300                *

All Officers and Directors as a group ................    3,577,342               25.6%
    (24 persons) (13)
-------------------

(1) Includes 246,472 shares which may be acquired within 60 days by the exercise of stock options. Excludes 80,000 shares held by a private charitable foundation, as to which he disclaims beneficial ownership.
     Mr. Benaroya has the sole right to vote and dispose of these shares, provided, however, that disposition of 899,719 shares is subject to a pledge to secure repayment of indebtedness to the Company incurred to finance taxes arising from exercises of employee stock options and to pay interest. See "Certain Transactions."
(2) Includes 120,000 shares which may be acquired within 60 days by the exercise of stock options.
(3) Includes 103,000 shares which may be acquired within 60 days by the exercise of stock options.
(4) Consists of 49,200 shares which may be acquired within 60 days by the exercise of stock options.
(5) Consists of 20,000 shares which may be acquired within 60 days by the exercise of stock options.
(6) Includes 15,000 shares which may be acquired within 60 days by the exercise of stock options.
(7) Includes 6,600 shares which may be acquired within 60 days by the exercise of stock options.
(8) Includes 1,800 shares which may be acquired within 60 days by the exercise of stock options.
(9)  The outstanding shares are held jointly with his wife.
(10) Excludes shares held by Bear Stearns & Co., Inc., of which Mr. Kaufthal is a Vice Chairman, and a private charitable foundation, as to which he disclaims beneficial ownership.
(11) Includes 400 shares held by a partnership, as to which he disclaims beneficial ownership.
(12) Includes 19,100 shares which may be acquired within 60 days by the exercise of stock options.
(13) Includes 742,472 shares which may be acquired within 60 days by the exercise of stock options and shares held jointly with the spouses of certain members of the group.

* Less than one percent.






                             EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company and its subsidiaries in the fiscal years indicated.

                           SUMMARY COMPENSATION TABLE


                                             Annual Compensation(1)     Long-Term
                                                                        Compensation Awards
                                                                        Securities Underlying
                                                                        Options(3)                All Other
Name and Principal Positions    Year     Salary         Bonus(2)        (numbers of shares)       Compensation(4)
----------------------------    ----     ------         --------        -------------------       ---------------
Mr. Raphael Benaroya,           2000     $550,000            -0-                   -0-            $  72,000
  Chairman of the Board,        1999     $550,000       $195,000                   -0-            $  95,000
  President and Chief           1998     $550,000       $660,000               200,000            $105,000
  Executive Officer(5)


Mr. George R. Remeta,           2000     $425,000            -0-                   -0-            $ 36,000
  Vice Chairman of the          1999     $401,000       $125,000                   -0-            $ 57,000
  Board, Chief                  1998     $376,000       $376,000               100,000            $ 59,000
  Administrative Officer,
  Secretary and
  Director(5)

Ms. Ellen Demaio,               2000     $285,000            -0-                   -0-            $ 21,000
  Senior Vice                   1999     $275,000       $  65,000                  -0-            $ 33,000
  President                     1998     $250,000       $200,000                 32,000           $ 32,000
  -Merchandise of United
  Retail Incorporated(6)

Ms. Carrie Cline-Tunick,        2000     $310,000             -0-                  -0-            $  2,000
  Vice President                1999     $300,000       $  35,000                  -0-               -0-
  -Product Design               1998     $300,000       $120,000                40,000               -0-
  and Development of
  United Retail
  Incorporated(7)

Kenneth P. Carroll, Esq.,       2000     $260,000             -0-               10,000            $ 19,000
  Senior Vice                   1999     $240,000       $  59,000                  -0-            $ 29,000
  President-General             1998     $220,000       $ 176,000               50,000            $ 29,000
  Counsel(8)


----------------------

(1) The amounts shown are rounded and include deferred compensation but do not include reimbursement of premiums for supplemental disability insurance, perquisites and other personal benefits, if any, the value of all of which for each named officer did not exceed the lesser of $50,000 or 10% of the aggregate salary and bonus compensation for such officer.
(2) The amounts shown are rounded and include payments as a bonus in a subsequent year for services rendered in the year indicated.
(3) The Company had no long-term compensation plan other than plans which provided for options to purchase shares of Common Stock. The exercise price of each option listed in the table was at the current market price per share of Common Stock on the date of action by the Board of Directors or the Compensation Committee, as the case may be.
(4) The amounts shown are rounded and consist principally of contributions by the Company to the Retirement Savings Plan and Supplemental
     Retirement Savings Plan based on the salary and bonus paid in the year indicated and, in the case of Messrs. Benaroya and Remeta, reimbursement for premiums they paid on individual term life insurance policies and income taxes on such reimbursement. In Fiscal 2000, the respective amounts of approximately $30,000 and $3,000 were reimbursed to Mr. Benaroya and Mr. Remeta with respect to such premiums and taxes.
(5) In 1998, the stockholders approved nonqualified stock options exercisable at a price of $6.3125 for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the stock option agreements and the Employment Agreements between the Company and Mr. Benaroya and Mr.
     Remeta, respectively.
(6) Stock options to purchase 38,000 shares have the benefit of an arrangement in which the Company will pay Ms. Demaio the difference if $34.28 exceeds the market price per share at the time of exercise. The payment is conditioned, among other things, on United Retail
     Incorporated's retail stores achieving annual net sales of $1 billion and operating income of at least 7% of net sales. In no event, however, shall the payment exceed $1 million. The options granted are exercisable at a price of $5.875, are incentive stock options and provide for a term of 10 years and five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the 1996 Plan. United Retail Incorporated is a subsidiary of United
     Retail Group, Inc. that operates its retail stores.
(7) The options granted are exercisable at a price of $5.875, are incentive stock options and provide for a term of 10 years and five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the 1996 Plan. See, "Employment
     Agreements" for additional information about the options.
(8) The options granted in 1998 are exercisable at a price of $5.875, of which options to purchase 30,000 shares are nonqualified options with the remainder being incentive stock options. The options granted in 2000 are incentive stock options exercisable at a price of $9.75. All the foregoing options provide for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the respective Plans and the Employment
     Agreement between the Company and Mr. Carroll.




Employment Agreements

The Company has Employment Agreements with Messrs. Benaroya, Remeta and Carroll, dated as of November 20, 1998 and with terms ending on July 30, 2005, August 3, 2003 and July 30, 2005, respectively. Annual base salaries are $550,000 for Mr. Benaroya, $425,000 for Mr. Remeta and $260,000 for Mr. Carroll. Under the Agreements, annual base salaries are adjusted for inflation and may be increased further by the Compensation Committee of the Board of Directors. See, "Summary Compensation Table" and "Report of Compensation Committee." The Agreements also provide for the award of bonuses ("Incentive Compensation Bonuses") with respect to each Spring season and each Fall season based on meeting or exceeding seasonal earnings targets. The contractual earnings targets established by the Compensation Committee of the Board are the same operating income targets applicable under the Company's incentive program for other officers. The potential bonus ranges from nothing to a specified percentage of the officer's base salary. The potential bonus ranges up to 120% of seasonal base salary for Mr. Benaroya, up to 100% for Mr. Remeta and up to 80% for Mr. Carroll.

If the Company terminates the employment of Mr. Benaroya, Mr. Remeta or Mr. Carroll without cause (as defined in his Employment Agreement) before the end of the contractual term, the Company must pay him, in addition to accrued salary and benefits, (a) an amount equal to three times the sum of
(i) then current annual base salary, plus (ii) the amount of Incentive Compensation Bonuses with respect to the two most recently completed seasons plus (iii) $20,000 in the case of Mr. Benaroya and $4,000 in the case of Mr. Remeta, (b) a pro-rata Incentive Compensation Bonus for the season in which termination occurs and (c) a tax gross-up ("Excise Tax Gross-Up") which reimburses him for any federal excise taxes owed to the extent that Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), applies to the payments.

If Mr. Benaroya, Mr. Remeta or Mr. Carroll resigns his employment within 10 business days after first receiving notice of change of control (as defined in his Employment Agreement) of the Company, the Company must pay him, in addition to accrued salary and benefits, (a) an amount equal to three times the sum of (i) the then current annual base salary plus (ii) $20,000 in the case of Mr. Benaroya and $4,000 in the case of Mr. Remeta, (b) a pro-rata Incentive Compensation Bonus for the season in which resignation occurs and
(c) an Excise Tax Gross-Up.

United Retail Incorporated has an Employment Agreement with Ms. Cline-Tunick, dated as of March 26, 1998 and with a term ending on March 26, 2003. The annual base salary is $310,000 and an Incentive Compensation Bonus up to 40% of seasonal base salary is provided. If United Retail Incorporated terminates her employment without cause (as defined in her Employment Agreement) before the end of the contractual term, she is entitled, in addition to accrued salary and benefits, to one year's base salary as severance pay and a pro-rata Incentive Compensation Bonus for the season in which termination occurs. Under the Employment Agreement, the options granted to Ms. Cline-Tunick to purchase an aggregate of 50,000 shares of Company Common Stock have the benefit of an arrangement in which the Company will pay Ms. Cline-Tunick the difference if $20 exceeds the equity in each option to purchase one share, that is, the excess over the exercise price of the market price per share at the time of exercise. The payment is conditioned, among other things, on the Company's having operating income in any fiscal year in excess of $50 million and equivalent to more than 10% of net sales.

The Employment Agreements also contain covenants not to compete during employment or afterwards for 18 months in the case of Messrs. Benaroya, Remeta and Carroll and for 12 months in the case of Ms. Cline-Tunick. The officers are expressly under no obligation to seek other employment during the noncompetition period, and there would be no offset against any amounts due to them on account of any subsequent permitted employment. The officers are also obligated not to disclose confidential information at any time during or after employment.


Retirement Savings Plan

The Company has a profit-sharing plan qualified under the Code, the Retirement Savings Plan (the "RSP"), in which all employees who have completed one year of service are eligible to participate. Each participant is entitled to direct that a contribution of 1%, 2% or 3% of his compensation be made under the RSP as a basic contribution that reduces his compensation under the Code. For each participant who makes a basic contribution, the Company makes a matching cash contribution equal to one-half of the basic contribution or such greater or lesser amount as the Company may determine in its sole discretion, provided, however, that in no event shall the matching contribution for a participant exceed certain maximum limits imposed by governmental regulations applicable to qualified plans. All contributions made by the Company are for the exclusive benefit of participants and vest 100% after seven years of service with the Company and in lesser percentages after six, five, four and three years of service with the Company.

The Company has a nonqualified supplemental retirement plan (the "SRSP"). Under the SRSP the Company makes cash contributions to a separate trust fund equal to the amount of contributions that it otherwise would have made pursuant to the terms of the RSP but which were disallowed by governmental regulations limiting contributions to qualified plans. The Company also makes cash retirement contributions to the trust fund under the SRSP equal to 6% of each participant's compensation, provided, however, that the Company may contribute a greater or lesser amount in its sole discretion and provided, further, that retirement contributions to the SRSP are limited to employees who earn $100,000 per annum or more and who were employed by the Company before 1993. Messrs. Benaroya, Remeta and Carroll and Ms. Demaio are the beneficiaries of retirement contributions under the SRSP.

The Benefits Committee of the Board of Directors oversees the RSP and SRSP.

The following table sets forth information with respect to option exercises and total options held by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                        % of
                                        Total
                                        Options
                          Number of     Granted
                          Securities    to                        Market
Name                      Underlying    Employees                 Price                    Potential Realizable Value at
----                      Option        in            Exercise    on Date     Expiration   Assumed Rates of Stock Appreciation
                          Granted       Fiscal Year   Price       of Grant    Date         for Option Term(1)
                          -------       -----------   --------    --------    ----------   -----------------------------------
                                                                                           0%           5%       10%
                                                                                           ---          ---      ---

Raphael Benaroya              -0-
George R. Remeta              -0-
Ellen Demaio                  -0-
Carrie Cline-Tunick           -0-
Kenneth P. Carroll(2)        10,000     7.5%        $9.75        $9.75        2/23/10       -0-      $158,817    $252,890
----------------

(1) The assumed rates of growth in the table above were selected for illustration purposes only and are not intended to forecast future stock prices.
(2) The option is an incentive stock option exercisable in five equal annual installments commencing one year after the date of grant.


                 AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND
                       FISCAL 2000 YEAR END OPTION VALUES

                                                 Number of Securities Underlying         Value of Unexercised
                                                 Unexercised Options At                  In-The-Money Options At
                                      Shares     Fiscal 2000 Year End                    Fiscal 2000 Year End(1)
                                    Acquired
Name                             On Exercise     Exercisable    Non-Exercisable       Exercisable  Non-Exercisable
----                             -----------     -----------    ---------------       -----------  ---------------
Raphael Benaroya                         -0-         206,472            120,000          $ 85,000         $127,500
George R. Remeta                         -0-         100,000             60,000          $ 42,500         $ 63,750
Ellen Demaio                             -0-          44,800             25,200          $ 92,200         $ 42,300
Carrie Cline-Tunick                      -0-          10,000             26,000           $16,500         $ 40,500
Kenneth P. Carroll                       -0-          78,000             57,000          $180,500          $93,250

----------------

(1) Fair market value of the Common Stock at Fiscal 2000 year end was $7.375 per share.



           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors of the Company has been composed of Vincent P. Langone, as Chairman, Joseph A. Alutto and Joseph Ciechanover since before Fiscal 2000.

Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, is a member of the Compensation Committee of the Board of Directors of Russ Berrie and Company, Inc. Russell Berrie is the Chairman of the Board and Chief Executive Officer of Russ Berrie and Company, Inc. and is a Director of the Company.


                            EXPENSES OF SOLICITATION

The expenses of preparing, assembling, printing and mailing the proxy and the material used in solicitation of proxies will be paid by the Company. In addition to the use of the mails, solicitation may be made by associates of the Company by telephone, e-mail, facsimile and personal interview. The Company does not expect to pay any compensation for the solicitation of proxies.


                          COMPENSATION COMMITTEE REPORT
To the stockholders:

From Fiscal 1997 through Fiscal 2000, the base salary of the Company's Chairman of the Board, President and Chief Executive Officer, Raphael Benaroya, was approximately $550,000 per annum, as he voluntarily declined to be considered for a raise and voluntarily waived current payment of the annual cost of living increases that he has been entitled to receive under his Employment Agreement. See, "Executive Compensation - Employment Agreements." Mr. Benaroya did not receive a cash bonus payment with respect to Fiscal 2000.

In Fiscal 2000, subject to approval by the Board of Directors, the Compensation Committee determined the cash compensation of the officers of the Company or its subsidiaries other than Mr. Benaroya. During Fiscal 2000, option grants were made from time to time by the Compensation Committee pursuant to the Company's Restated 1999 Stock Option Plan. See, "Option Grants In Last Fiscal Year."

Insurance, retirement savings plans and other benefits were overseen by the Benefits Committee but were taken into account by the Compensation Committee.

The principal objective of the Company's Fiscal 2000 executive compensation program was to motivate officers and other senior managers to maximize the Company's operating income and thereby to increase stockholder returns. The program was intended to be competitive and thereby to encourage associates to remain in the Company's employ. Finally, the program was designed to be equitable. The principal components of the executive compensation program for Fiscal 2000 were:

               o    base salary with merit increases for certain associates
               o    merit-based cash bonus awards
               o stock options exercisable at fair market value on the date action was taken by the Compensation Committee
               o matching retirement savings contributions by the Company with a maximum of 1.5% of combined base salary and cash bonus; in addition, Company retirement savings contributions generally equal to 6% of combined base salary and cash bonus were made for the benefit of certain officers (see, "Executive Compensation - Retirement Savings Plan").

                                           Respectfully submitted,
Dated:  April 25, 2001                     Compensation Committee
                                           Vincent P. Langone, Chairman
                                           Joseph A. Alutto
                                           Joseph Ciechanover



                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock of the Company by persons who were known by the Company to be the beneficial owners of more than 5% of the outstanding shares. All information was determined in accordance with Rule 13d-3 under the Exchange Act based on information in filings by the persons listed with the Securities and Exchange Commission. The number of shares owned is as of December 31, 2000, except as noted below, and the percentage of outstanding shares is as of March 31, 2001.

                                                                              Amount                   Percent of
                        Name and Address                                  of Beneficial               Outstanding
                       of Beneficial Owner                                   Ownership                   Shares

Mr. Raphael Benaroya (1) ................................................    2,546,203                  18.8%
    c/o United Retail Group, Inc.
    365 West Passaic Street
    Rochelle Park, New Jersey  07662

FMR Corp. (2)............................................................    1,730,800                  13.0%
    82 Devonshire Street
    Boston, Massachusetts  02109

Limited Direct Associates, L.P. (3) .....................................    1,600,000                  12.1%
    Three Limited Parkway
    Columbus, Ohio  43230

Cramer Rosenthal McGlynn, LLC (4)........................................    1,527,000                  11.5%
    707 Westchester Avenue
    White Plains, New York  10604

Franklin Advisory Services, LLC (5)......................................      990,600                  7.5%
    One Parker Plaza
    Fort Lee, New Jersey  07024

Dimensional Fund Advisors, Inc. (5)......................................      911,300                  6.9%
    1299 Ocean Avenue
    Santa Monica, California  90401

Buckingham Capital Management Incorporated (5) ..........................      673,200                  5.1%
    630 Third Avenue
     New York, New York 10017
------------------

(1) As of March 31, 2001. Includes 246,472 shares which may be acquired within 60 days by the exercise of stock options. Excludes 80,000 shares held by a private charitable foundation, as to which he disclaims beneficial ownership. Mr. Benaroya has the sole right to vote and dispose of these shares, provided, however, that disposition of 899,719 shares is subject to a pledge to secure repayment of indebtedness to the Company incurred to finance taxes arising from exercises of employee stock options and to pay interest.
     See, "Certain Transactions."
(2) FMR Corp. has the sole right to dispose of all these shares and the sole right to vote 282,400 of these shares.
(3) As of February 3, 2001. Limited Direct Associates, L.P. ("LDA") is an affiliate of The Limited, Inc. LDA has the sole right to vote and dispose of these shares.
(4) An investment adviser with shared voting power and shared dispositive power with respect to these shares.
(5) An investment adviser with the sole right to vote and dispose of these shares.





                        INDEPENDENT PUBLIC ACCOUNTANTS

Engagement

During Fiscal 2000, PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") served as the Company's independent public accountants and in that capacity rendered an opinion on the Company's consolidated financial statements as of and for the year ended February 3, 2001 ("Fiscal 2000"). The Company has selected PricewaterhouseCoopers as its independent public accountants for the current fiscal year.

Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions and may make a statement if they so desire.

Audit Fees

Aggregate fees, including out-of-pocket expenses, for professional services rendered by PricewaterhouseCoopers in connection with (i) the audit of the Company's consolidated financial statements for Fiscal 2000 and (ii) the limited review of the Company's unaudited condensed consolidated interim financial statements for the first three quarters of Fiscal 2000 were approximately $212,000.

All Other Fees

During Fiscal 2000, PricewaterhouseCoopers rendered no services to the Company in connection with the design or implementation of financial information systems.

In addition to the audit and review fees described above, aggregate fees, including out-of-pocket expenses, for professional services rendered by PricewaterhouseCoopers to the Company during Fiscal 2000 were approximately $238,000 and arose primarily from tax-related services.





                             AUDIT COMMITTEE REPORT

To the stockholders:

The Audit Committee reviewed the Company's audited consolidated financial statements for Fiscal 2000 and discussed them with management.

The Audit Committee also discussed with the independent auditors the matters with respect to Fiscal 2000 required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380).

Finally, the Audit Committee received the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to Fiscal 2000 from the independent auditors. The Audit Committee discussed their independence with the independent auditors and considered the compatability of their independence with the fees for non-audit services that they performed for the Company. See, "Independent Public Accountants - All Other Fees."

None of the members of the Audit Committee is an accountant.

Based on the foregoing review, disclosures, discussions and consideration, and subject to the foregoing disclaimer, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for Fiscal 2000 be included in the Company's Annual Report on Form 10-K that was filed with the Securities and Exchange Commission.

The information in this Audit Committee Report shall not be deemed to be "soliciting material," or to be "filed" with the Commission or subject to Regulation 14A or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

                                         Respectfully submitted,

                                         AUDIT COMMITTEE

                                         Ilan Kaufthal, Chairman
                                         Joseph A. Alutto
                                         Vincent P. Langone


Dated: April 25, 2001
            Section 16(a) Beneficial Ownership Reporting Compliance

Each Director and officer of United Retail Group, Inc. and its subsidiaries, respectively, is required to file with the Securities and Exchange Commission Statements of Changes in Beneficial Ownership with respect to the Company's Common Stock, designated as Form 4's. The Form 4's are required to be filed monthly, with certain exceptions (such as the grant of certain stock options), if a reporting person acquires or disposes of beneficial ownership of United Retail Group, Inc. Common Stock. Former officers are also required to file Form 4's for up to six months after leaving the Company's employ. Based on copies of Form 4's received by the Company from reporting persons with respect to transactions in Fiscal 2000, it appears that all Form 4 filings were timely.

Transactions not included on a Form 4, either pursuant to an exemption under the rules or through inadvertence, are required to be reported after the end of the fiscal year on an Annual Statement of Changes In Beneficial Ownership, designated as a Form 5. Form 5's filed by incumbent Directors and officers of United Retail Group, Inc. and its subsidiaries are prepared by the Company's Senior Vice President-General Counsel, who also arranges for the filings. A Form 5 reporting the annual formula stock option grant to each of the nonmanagement Directors, namely, Messrs. Alutto, Berrie, Ciechanover, Goldstein, Langone, Kaufthal and Rubenstein, in Fiscal 2000 (see "Election of Directors - Director Compensation") was both prepared and filed late. Also prepared and filed late was a Form 5 reporting a discretionary employee stock option grant by the Compensation Committee or the Board of Directors of the Company to each of Kenneth P. Carroll, Julie
L. Daly, Jeff Fink, Jon Grossman, Gerald Schleiffer and Fredric E. Stern, who are officers of United Retail Group, Inc. or one of its subsidiaries. The Company did not receive from an officer who left the Company's employ, Robert Portante, a copy of a Form 5 reporting the cancellation in Fiscal 2000 of employee stock options.




                              CERTAIN TRANSACTIONS

Before July 1989, the Company was an indirect, wholly-owned subsidiary of The Limited, Inc. ("The Limited"), which has retained an interest in the Company. See, "Security Ownership of Principal Stockholders."

One AVENUE store was subleased by United Retail Incorporated from a subsidiary of The Limited in Fiscal 2000 pursuant to an Amended and Restated Master Affiliate Sublease Agreement, dated as of July 17, 1989 (the "Sublease"). United Retail Incorporated was charged approximately $0.1 million as its share of the rent in Fiscal 2000. The Sublease was terminated in Fiscal 2000.

American Licensing Group, Inc., which is a subsidiary of The Limited, granted to United Retail Incorporated pursuant to agreements, dated as of April 30, 1989, as amended (the "Accessories Sublicensing Agreements"), non-exclusive trademark sublicenses to manufacture and sell accessories with a national brand name. During Fiscal 2000, United Retail Incorporated made payments to American Licensing Group, Inc. under the Accessories Sublicensing Agreements of approximately $0.3 million, of which American Licensing Group, Inc. paid approximately $0.2 million to the licensor of the trademark. The Accessories Sublicensing Agreements were terminated in Fiscal 2000.

Management believes that the terms of the Sublease and the Accessories Sublicensing Agreements were not more favorable to The Limited's affiliates than the terms that would have been available in arm's length transactions between unaffiliated parties.

American Licensing Group, L.P. ("ALGLP") provided management and administrative services to American Licensing Group, Inc. under a management services agreement between ALGLP and American Licensing Group, Inc., dated as of August 26, 1989 (the "Management Services Agreement"), for a base fee and a share of the net profits of American Licensing Group, Inc. The partners of ALGLP are an affiliate of The Limited, which owns a 20% limited partnership interest, and Raphael Benaroya, Inc., an affiliate of Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, which owns an 80% partnership interest. Mr. Benaroya has advised the Company that he believes the arrangements made to have ALGLP provide management and administrative services to American Licensing Group, Inc., were not more favorable to ALGLP than the arrangements that would have been available to American Licensing Group, Inc. in a transaction with a service provider unaffiliated with Mr. Benaroya.

ALGLP granted to United Retail Incorporated pursuant to agreements, dated as of March 11, 1994, as amended, and March 17, 1995, respectively (the "ALGLP Sublicensing Agreements"), non-exclusive trademark sublicenses to sell foundations and sleepwear with a national brand name. During Fiscal 2000, United Retail Incorporated made payments to ALGLP under the ALGLP Sublicensing Agreements of approximately $0.2 million, of which ALGLP paid approximately $0.1 million to the licensor of the trademark. ALGLP subleased a two-room suite of offices from United Retail Incorporated, which also provided certain office services and supplies to ALGLP at estimated cost. During Fiscal 2000, ALGLP paid approximately $5,000 rent and reimbursed United Retail Incorporated in full in the amount of approximately $14,000 for office services and supplies. These business arrangements were terminated in Fiscal 2000. Management believes that the terms of the business arrangements between United Retail Incorporated and ALGLP were not more favorable to ALGLP than the arrangements that would be awailable in arm's length transactions between unaffiliated parties.

A daughter of Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of United Retail Group, Inc., Shirley Benaroya, is employed by Cloudwalkers, Inc., a subsidiary of the Company. The salary that she received in Fiscal 2000 was approximately $65,000. Management believes that the terms of employment of Ms. Benaroya are not more favorable to her than the terms that would have been available to her from an employer unaffiliated with Mr. Benaroya.

The Company is required to bear the expenses of registering shares of Common Stock under the Securities Act of 1933 (the "Securities Act") as follows. Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, and the Company are among the parties to the Restated Stockholders' Agreement. Pursuant to the Restated Stockholders' Agreement, Limited Direct Associates, L.P. ("LDA"), an affiliate of The Limited, has the right ("Demand Registration Right") on two occasions to require the Company to prepare and file a registration statement under the Securities Act with respect to not more than 2,500,000 shares of Common Stock. Mr. Benaroya has a similar Demand Registration Right exercisable on one occasion with respect to an offering of not more than 2,687,500 shares of Common Stock. Further, in the event that the Company proposes to register any of its securities under the Securities Act for its own account (subject to certain exceptions), or pursuant to the exercise of a Demand Registration Right, the other parties to the Restated Stockholders' Agreement, including George R. Remeta, the Vice Chairman and Chief Administrative Officer of the Company, Ellen Demaio, the Senior Vice President-Merchandise of United Retail Incorporated, and certain other stockholders are entitled to include shares in such registration, subject to the right of the underwriters of any such offering to limit the number of shares included in such registration.

Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, borrowed money from the Company to finance taxes arising from exercises of employee stock options and to pay interest on the advances. (The advances were authorized in advance by the Compensation Committee.) In Fiscal 1998, an advance was made of approximately $1.6 million. In Fiscal 1999, additional advances of approximately $0.1 million and $0.7 million were made. The largest amount outstanding was approximately $2.4 million, which remains outstanding. The advances mature in November 2003 subject to acceleration under certain circumstances and to a call by the Company with respect to half of the principal amount in November 2001. The advances are represented by a note secured by a pledge of 899,719 shares of the Company's Common Stock. The advances are full recourse obligations. In November 2000, interest on the advances was paid by the issuance of another note in the amount of approximately $0.2 million with a term of one year. Future interest on both notes is payable in cash at the prime rate.


                          STOCKHOLDER RETURN GRAPH

The following graph shows the change at January 31, 2001 in the value of $100 invested in Common Stock of the Company five years earlier compared with the changes since then in the Standard & Poor's 500 Composite Stock Index, which includes companies that sell products other than women's apparel, the Standard & Poor's Retail Specialty Apparel Stock Index and a peer group index composed of Ann Taylor Stores Corp., The Cato Corporation, Charming Shoppes, Inc. and Dress Barn Inc.

                                                      1/96       1/97      1/98      1/99      1/00      1/01
                                                      ----       ----      ----      ----      ----      ----
United Retail Group, Inc.                           100.00      75.76    130.30    240.91    239.39    169.70

S & P 500                                           100.00     126.34    160.34    212.43    234.41    232.30

S & P RETAIL (SPECIALTY APPAREL)                    100.00     126.62    229.87    390.40    372.26    347.60


PEER GROUP CUMULATIVE                               100.00     142.26    167.47    203.44    193.50    264.70
TOTAL RETURN WEIGHTED AVERAGE BY MARKET
VALUE



The Company prepared a peer group index composed of retail apparel companies with a market capitalization smaller than the companies included in the Standard & Poor's Retail Specialty Apparel Stock Index. The Company believes that the larger capitalization companies included in the Standard & Poor's Retail Specialty Apparel Stock Index are not as representative of the Company's stock market sector as the smaller capitalization companies included in the peer group index.



             PROPOSAL TO APPROVE ADOPTION OF 2001 STOCK OPTION PLAN

Introduction

On March 2, 2001, the Board of Directors of the Company adopted the 2001 Stock Option Plan (referred to below as the "2001 Plan"), subject to stockholder approval. The following is a fair summary of the terms of the 2001 Plan, which is nevertheless qualified in its entirety by reference to the complete text of the plan attached to this Proxy Statement as Exhibit "A". Whether or not the adoption of the 2001 Plan is approved by the stockholders, the Restated 1999 Stock Option Plan (referred to below as the "1999 Plan") will remain in effect.

Eligibility and Participation; Administration

Eligibility to participate in the 2001 Plan is limited to full-time associates of the Company and its subsidiaries and to Directors of the Company.

Approximately 1,500 full-time associates of the Company and its subsidiaries are within the class eligible to participate in the 2001 Plan. The Company anticipates that approximately 50 eligible associates and Directors will participate in the 2001 Plan. (Unless otherwise indicated, references herein to optionees includes eligible associates and Directors.) Participation in the 2001 Plan by associates shall be based upon the associate's present and potential contributions to the success of the Company and its subsidiaries and such other factors as the Committee deems relevant. Each nonmanagement Director will receive an annual award of an option to purchase shares pursuant to the 2001 Plan beginning after similar awards under the 1999 Plan shall have ceased. The annual award pursuant to the 1999 Plan shall be an option to purchase 3,000 shares. The annual award pursuant to the 2001 Plan shall be an option to purchase 3,000 shares or such higher number of shares as the Chairman of the Board shall propose in advance from time to time, subject to approval by the Board.

The Compensation Committee of the Board of Directors (the "Committee") will administer the 2001 Plan. The Committee will have the full power in its discretion to grant awards under the 2001 Plan, to determine the terms thereof, to interpret the provisions of the 2001 Plan, to authorize loan guaranties and loans to finance tax payments and to take such action as it deems necessary or advisable for the administration of the 2001 Plan.

Number of Shares Available for Option Grants; Outstanding Options

The 2001 Plan provides for awards of options to purchase up to 500,000 shares of Common Stock, equivalent to 3.8% of the outstanding shares, during the term of the 2001 Plan. At April 20, 2001, the 1999 Plan had 102,500 shares of Common Stock available to be optioned (the "stock option reserve"), equivalent to 0.8% of the outstanding shares of Common Stock. The stock option reserve of the two plans combined will be 602,500 shares of Common Stock, equivalent to 4.5% of the outstanding shares.

At April 20, 2001, there were 1,396,472 options outstanding, equivalent to 10.5% of the outstanding shares of Common Stock, at an average exercise price of $6.76 per share. Assuming that adoption of the 2001 Plan will be approved by the stockholders, as of April 20, 2001 the total of the options outstanding and the stock option reserves under the 1999 Plan and the 2001 Plan was 1,998,972 shares, equivalent to 15.1% of the outstanding shares of Common Stock.

The last reported sale price of the Common Stock on the National
Association of Securities Dealers, Inc. National Market System was $7.25 per share on April 20, 2001. See, "Aggregated Option Exercises in Fiscal 2000 and Fiscal 2000 Year End Option Values" for information with respect to total options held by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries. The total options held by each of these five executive officers has not changed after Fiscal 2000. As of April 20, 2001, the other associates of the Company held options to purchase a total of 669,000 shares; the nonmanagement Directors held options to purchase a total of 128,600 shares; and a former nonmanagement Director held options to purchase a total of 6,000 shares.

Purpose of the 2001 Plan

The purpose of the 2001 Plan is to attract and retain the best available Directors and executive and key management associates for the Company and its subsidiaries and to encourage the highest level of performance by them, thereby enhancing the value of the Company for the benefit of its stockholders. The 2001 Plan is also intended to motivate Directors and executive and key management associates to contribute to the Company's future growth and profitability and to reward their performance in a manner that provides them with a means to increase their holdings of the Common Stock of the Company and aligns their interests with the interests of the stockholders of the Company.

Type of Awards Under the 2001 Plan

The 2001 Plan provides that the Committee may grant awards to eligible associates of (i) incentive stock options ("ISO's"), and (ii) nonqualified stock options ("NSO's"). All awards to Directors will be NSO's.

Exercise Price; Vesting

The exercise price of Options to associates will be determined by the Committee at the time of grant and will not be less than the fair market value of the Common Stock on the date of such grant ("Fair Market Value"). All Options to Directors will be exercisable at Fair Market Value.

For Options held by associates, the Committee will determine at the time of grant the terms under which Options shall vest and become exercisable. Options granted to Directors will vest 20% annually commencing on the completion of the first full year after the date of grant.

Special Limitations on ISO's

The Internal Revenue Code of 1986, as amended (the "Code"), and regulations thereunder provide that the total Fair Market Value of shares subject to ISO's that are exercisable for the first time by an eligible associate in a given calendar year shall not exceed $100,000.

Exercise of Options

An Option may be exercised by written notice to the Company stating the number of shares of Common Stock with respect to which the Option is being exercised and tendering payment therefor. Shares of Common Stock already held by the optionholder (valued at the fair market value on the date of exercise) may be tendered in payment of the exercise price.

Nontransferability of Options

Options are not transferable except by will, applicable laws of descent and distribution or qualified domestic relations orders, provided, however, that options may be transferred to members of the optionee's immediate family.

Expiration and Termination of Options

Options to associates will expire at such time as the Committee determines on the date of grant; provided, however, that an NSO may not be exercised more than ten years and one day from the date of grant and an ISO may not be exercised more than ten years from the date of grant.

Options may be exercised within 90 days after the termination of an associate's employment or Director's term (other than by death or total disability). Upon the death of an associate or Director while employed by the Company or its subsidiaries or during a Director's term (or upon death within 90 days after termination of employment or Director's term), Options shall remain exercisable for one year following termination. Upon total disability of an associate or Director while employed by the Company or its subsidiaries or during a Director's term, Options shall remain exercisable for one year following termination. In no case, however, shall an option be exercisable later than the end of the term specified in the grant.

Lapsed Awards

Shares of Common Stock attributable to unexercised Options that expire or are terminated, surrendered or canceled may become available for subsequent award under the 2001 Plan at the Committee's discretion.

Adjustment upon Changes in Capitalization

The number and class of shares available under the 2001 Plan may be adjusted by the Committee to prevent dilution or enlargement of rights in the event of various changes in the capitalization of the Company.

Amendment and Termination

The Board of Directors may suspend, amend, modify or terminate the 2001 Plan; provided, however, that the Company's stockholders shall be required to approve any amendment that would (i) materially increase the aggregate number of shares issuable under the Plan, or (ii) materially modify the requirements for eligibility to participate in the 2001 Plan.

Options granted prior to a termination of the 2001 Plan shall continue in accordance with their terms following such termination. No amendment, suspension or termination of the 2001 Plan shall adversely affect rights previously granted to an optionee without his or her consent.

Accounting Treatment

No compensation expense accrues in connection with the vesting of options granted under the 2001 Plan.

Federal Income Tax Consequences; Financing Tax Payments

There will be no Federal income tax consequences to the optionee or the Company upon the grant of either an ISO or an NSO under the 2001 Plan.

Upon exercise of an NSO, an optionee will recognize ordinary income in an amount equal to (i) the fair market value, on the date of exercise, of the acquired shares of Common Stock, less (ii) the exercise price of the NSO. The Company will be entitled to a tax deduction in the same amount.

Upon the exercise of an ISO, an associate recognizes no immediate taxable income. Income recognition is deferred until the associate sells the shares of Common Stock. If the Option is exercised no later than three months after the termination of the associate's employment, and the associate does not dispose of the shares acquired pursuant to the exercise of the Option within two years from the date the Option was granted and within one year after the exercise of the Option, the gain on the sale will be treated as long term capital gain. Certain of these holding periods and employment requirements are liberalized in the event of an associate's death or disability while employed by the Company. The Company is not entitled to any tax deduction, except that if the Common Stock is not held for the full term of the holding period outlined above, the gain on the sale of such Common Stock, being the lesser of (i) the fair market value of the Common Stock on the date of exercise minus the exercise price, or (ii) the amount realized on disposition minus the exercise price, will be taxed to the associate as ordinary income and the Company will be entitled to a deduction in the same amount. The excess of the fair market value of the Common Stock acquired upon exercise of an ISO over the exercise price constitutes a tax preference item for purposes of computing the "alternative minimum tax" under the Code.

The Committee may either require payment or retain shares of Common Stock otherwise issuable under the 2001 Plan, in order to satisfy applicable withholding tax requirements.

The Committee will have authority, at the time of grant of an NSO or on the exercise by the optionee of an Option which is not taxed as an ISO, to authorize an unconditional guaranty of payment by the Company of a full recourse loan on terms acceptable to the Committee obtained by the optionee who exercised the Option from a commercial bank or a registered broker-dealer for the exclusive purpose of paying personal income or excise taxes incurred as a result of such exercise. The Committee will also have authority to make loans to finance such tax payments. Loan guaranties and loans will be issued if the Committee, in its sole discretion, determines them to be appropriate and in the best interests of the Company to assist in the payment of income and excise taxes incurred on exercise of an Option.

Approval of 2001 Plan

Approval of the adoption of the 2001 Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders. FOR votes will be counted in favor of approval of the 2001 Plan. AGAINST votes will be counted as opposing approval of the 2001 Plan. ABSTAIN votes and broker non-votes will not be counted for or against approval, but will be counted for quorum purposes. (Broker non-votes occur when a broker is not permitted to vote absent instructions from the beneficial owners of shares and no instructions are received by the broker.)

It is the intention of the persons named in the accompanying form of proxy to vote FOR approval, unless a contrary choice is indicated by the stockholder executing the proxy.

                                  OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting of Stockholders. However, if other matters should come before the meeting, it is the intention of each of the persons named in the proxy to vote in accordance with his judgment on such matters.

                              STOCKHOLDER PROPOSALS

Any proposals of stockholders that are intended to be presented at the 2002 Annual Meeting of Stockholders, but which are not received by the Secretary of the Company at the principal executive offices of the Company on or before (i) December 28, 2001 may be excluded by the Company from the proxy statement and form of proxy relating to the meeting and (ii) March 4, 2002 may not properly be brought before the meeting.

                                          By Order of the Board of Directors,

                                          RAPHAEL BENAORYA

                                          Raphael Benaroya
                                          Chairman of the Board






                                                                  Exhibit A

                         UNITED RETAIL GROUP, INC.
                           2001 STOCK OPTION PLAN


WHEREAS, United Retail Group, Inc., a Delaware corporation (the "Company"), desires to attract and retain the best available directors, executives, and key management associates for itself and its direct and indirect subsidiaries, to provide long range inducements for them to remain associated with the Company and its direct and indirect subsidiaries, to provide the highest level of performance by such directors, executives and associates, and to acquire a permanent stake in the Company with the interest and outlook of owners; and

WHEREAS, the Board of Directors of the Company adopted the United Retail Group, Inc. 2001 Stock Option Plan subject to approval by vote of the stockholders of the Company.

NOW, THEREFORE, the Company hereby approves and adopts the United Retail Group, Inc. 2001 Stock Option Plan on the following terms and conditions:

SECTION 1. DEFINITIONS. The following terms have the following meanings when used in this Plan, in both singular and plural forms:

"ASSIGNEE" means a member of the immediate family of an Optionee to whom the Optionee has assigned an Option.

"ASSOCIATE" means any full-time associate of an Employer, including full time associates who are duly elected and acting members of the Board of Directors of the Company.

"CHANGE IN CONTROL" means (a) the acquisition after the Effective Date by any person (defined for the purposes of this Section to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company, the Chief Executive Officer of the Company, or an employee benefit plan created by the Board of Directors of the Company for the benefit of its Associates, either directly or indirectly, of the beneficial ownership (determined under Rule 13d-3 of the Regulations promulgated by the Securities and Exchange Commission ("SEC") under Section 13(d) of the Exchange Act) of any securities issued by the Company if, after such acquisition, such person is the beneficial owner of securities issued by the Company having 20% or more of the voting power in the election of Directors at the next meeting of the holders of voting securities to be held for such purpose of all of the voting securities issued by the Company, if such person acquired such beneficial ownership without the prior consent of the Board of Directors of the Company; (b) the election of a majority of the Directors, elected at any meeting of the holders of voting securities of the Company, who were not nominated for such election by the Board of Directors or a duly constituted committee of the Board of Directors; or (c) the merger or consolidation with or transfer of substantially all of the assets of the Company to another person if the Board of Directors does not adopt a resolution, before the Company enters into any agreement for such merger, consolidation or transfer, determining that it is not a Change in Control.

"CODE" means the Internal Revenue Code of 1986, as now in effect or hereafter amended and as now or hereafter interpreted, construed and applied by regulations, rulings and cases.

"COMMITTEE" means (a) the members of the Compensation Committee of the Board of Directors of the Company who are both non-employee directors within the meaning of SEC Rule 16b-3(b)(3)(i) and outside directors within the meaning of Section 162(m) of the Code, who, if they are fewer than all the members, shall constitute an ad hoc committee of the Board of Directors, or (b) if the Compensation Committee has fewer than two members who are such non-employee outside directors, such other committee of the Board of Directors of the Company having at least two members who are such non-employee outside directors as may be designated from time to time by the Board of Directors of the Company, provided, however, that if any such Committee is not composed exclusively of such non-employee outside directors, the Committee will consist only of those members who are such non-employee outside directors.

"COMMON STOCK" means Common Stock, $.001 par value per share, of the Company.

"COMPANY" means United Retail Group, Inc., a Delaware corporation.

"DATE OF GRANT" means (a) in the case of a formula grant to a Director under Section 2, the date of the annual meeting of stockholders of the Company to which the grant relates, (b) in the case of a discretionary Committee grant under Section 3, generally, the date action is taken by the Committee to grant an Option, or (c) in the case of a discretionary Committee grant under Section 3 where the grant is being made to an Associate being hired by the Employer, in the sole discretion of the Committee, the Associate's date of hire rather than the date on which the Committee subsequently or previously approves the grant of an Option to him or her; provided, however, that the Date of Grant for purposes of determining whether or not an Option is an Incentive Option will be the later of the date of such action or the date of hire.

"DIRECTOR" means a duly elected and acting member of the Board of Directors of the Company who is not an Associate.

"DISABILITY" means a disability as defined under the Company's long-term disability benefits plan in effect on the Effective Date.

"EFFECTIVE DATE" means May 31, 2001.

"EMPLOYER" means the Company and any corporation which is a subsidiary corporation of the Company, as defined in Section 424(f) of the Code.

"HOLDER" means the person who is, at the time of reference, entitled to exercise an Option.

"INCENTIVE OPTION" means an Option which meets the requirements of Section 422 of the Code.

"NONINCENTIVE OPTION" means any Option which is not an Incentive Option.

"NOTICE OF EXERCISE" means a notice of exercise of any Option in a form determined by the Committee.

"OPTION" means any right to purchase Shares granted under the Plan.

"OPTION AGREEMENT" means a written agreement between the Company and an Optionee setting forth the terms of an Option.

"OPTION PRICE" means the price per Share at which an Option is exercisable.

"OPTIONEE" means an Associate or Director to whom an unexercised Option has been granted under the Plan.

"PLAN" means this United Retail Group, Inc. 2001 Stock Option Plan.

"RETIREMENT" means the Termination of an Associate after the Associate's 65th birthday.

"SHARES" means units, each consisting of a share of Common Stock and a right to purchase one one-hundredth of a share of Preferred Stock, $.001 par value per share, of the Company.

"TAX PAYMENT LOAN GUARANTY" shall mean a guaranty of payment made by the Company in the amount and under the circumstances described in Section 5.

"TERMINATION" means the termination of the Optionee's relationship with the Company including termination of the Optionee's employment and status as Director. An Optionee who is absent from employment or other relationship with the Company for a reason or purpose and for a period of time approved by the Committee, in its sole discretion, shall not for the period of such absence be deemed, solely because of such absence, to have suffered a Termination, unless and until the Committee otherwise determines.

"TERMINATION DATE" means May 31, 2011.

"VALUE" means (a) if the Shares are listed or admitted to trading on a national securities exchange (including the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ")), the closing price of Shares on the principal securities exchange on which the Shares are listed or admitted to trading on the day prior to the date of determination, or if no closing price can be determined for the date of determination, the most recent date for which such price can reasonably be ascertained, or (b) if the Shares are not listed or admitted to trading on a national securities exchange but are publicly traded, the mean between the representative bid and asked prices of the Shares in the over-the-counter market at the closing of the day prior to the date of determination or the most recent such bid and asked prices then available, as reported by NASDAQ or if the Shares are not then quoted by NASDAQ as furnished by any market maker selected from time to time by the Company for that purpose, or (c) if neither (a) nor (b) is applicable, the fair market value on the applicable date as determined by the Committee in good faith using factors the Committee deems to be relevant including but not limited to any sale of Shares to an independent third party.

SECTION 2.        FORMULA GRANTS TO DIRECTORS.

       2.1. ELIGIBILITY AND FORMULA. Until the Termination Date, all Directors elected at each year's annual meeting of the stockholders will automatically be granted an Option to purchase Shares, provided, however, that such grants will be made solely pursuant to the United Retail Group, Inc. Restated 1999 Stock Option Plan (the "1999 Plan") until such grants are no longer made thereunder and thereafter will be made pursuant to the United Retail Group, Inc. 2001 Stock Option Plan (the "2001 Plan" or simply the "Plan.") Annual grants to Directors pursuant to the 2001 Plan shall each be an Option to purchase 3,000 Shares or such higher number of shares as the Chairman of the Board shall propose in advance from time to time, subject to approval by the Board.

     2.2. TERMS. All Options granted to Directors under this Section 2 will be on the following terms:

          2.2.1. Each Option will be a Nonincentive Option.

          2.2.2. Each Option will have an Option Price equal to the Value of a Share as of the Date of Grant.

          2.2.3. Each Option will become exercisable as to 20% of the Shares subject to the Option on the completion of the first full year after the Date of Grant and as to an additional 20% of such Shares on the completion of each full year thereafter prior to Termination.

          2.2.4. Notwithstanding Section 2.2.3 each Option will become immediately exercisable as to 100% of the Shares subject to the Option upon
(a) a Change in Control or (b) the Optionee's death or Disability, provided, however, that the Committee within 90 days after the Termination of an Optionee for a reason other than death or Disability may make his Option(s) immediately exercisable as to 100% of the Shares subject to the Option.

          2.2.5. Each Option will lapse on the earliest of (a) the date 10 years and one day after the Date of Grant, or (b) the date one year after the Termination of the Optionee if the Termination is due to death or Disability or if the Optionee dies within 90 days of Termination, or (c) the date 90 days after Termination if the Termination is for any reason other than death or Disability, provided, however, that the Committee within 90 days after the Termination of an Optionee may defer the lapse of his Option(s) to the date 10 years and one day after the Date of the Grant.

SECTION 3.        DISCRETIONARY GRANTS TO ASSOCIATES.

     3.1. ELIGIBILITY AND DISCRETIONARY AWARDS. Subject to the limitations contained in the Plan, the Committee may, at any time prior to the Termination Date, grant Options to Associates whom the Committee determines to be executive and key management Associates of the Employer. In determining the Associates to whom Options may be granted and the terms and conditions of such grants, the Committee may take into account the nature of the services rendered by such Associates, their past, present and potential contributions to the success of the Employer, and such other factors as the Committee deems relevant.

     3.2. TERMS OF ASSOCIATE OPTIONS.

          3.2.1. Subject to the provisions of the Plan and applicable law, the Committee will, in its sole discretion, determine the terms and conditions of any Options granted to an Associate at the time of grant.

          3.2.2. In the absence of any provision in the grant of an Option to the contrary, the Option will have the following terms:

               (a) The Options will be Incentive Options with respect to the maximum number of Shares that may be Incentive Options and Nonincentive Options with respect to all other Shares.

               (b) Each Option will have an Option Price equal to the Value of a Share as of the Date of Grant.

               (c) Each Option will become exercisable as to 20% of the Shares subject to the Option on completion of the first full year of employment of the Optionee after the Date of Grant and as to an additional 20% of such Shares on the completion of each full year of such employment thereafter until Termination.

               (d) Each Option will lapse on the earliest of (i) for an Incentive Option, the date 10 years after the Date of Grant, and for a Nonincentive Option, the date 10 years and one day after the Date of Grant,
(ii) the date one year after the Termination of the Optionee if the Termination is due to death or Disability or if the Optionee dies within 90 days of the date of Termination, or (iii) the date 90 days after Termination for any other reason.

          3.2.3. Each Option granted under Section 3 will become immediately exercisable as to 100% of the Shares subject to the Option upon
(a) a Change in Control, or (b) the Optionee's death, Disability, or Retirement.

          3.2.4. If the Holder of a Nonincentive Option shall so direct at least 180 days prior to the date of exercise, either (i) the Shares issued upon exercise of the Option shall be issued and registered on the Company's stockholder list as follows: the number of Shares having a Value on the date of exercise equal to the exercise price paid in connection with the exercise shall be issued to and registered in the name of the Holder and the remainder of the Shares shall be issued to and registered in the name of the trustee under the Company's Supplemental Retirement Savings Plan, or
(ii) the number of Shares otherwise issuable upon exercise of the Option shall be reduced by the number of Shares having a Value on the date of exercise equal in the aggregate to the exercise price of the gross number of Options and the net number of Shares after such reduction shall be issued to and registered in the name of the trustee under the Company's Supplemental Retirement Savings Plan.

SECTION 4.        RESTRICTIONS ON ALL OPTIONS.

     4.1. OPTION AGREEMENTS. Each grant of an Option must be reduced to writing in an Option Agreement, in such form as the Committee determines, within a reasonable period after the Date of Grant. Any action taken after the Date of Grant may be reflected in an amendment to or restatement of such Option Agreement.

     4.2. CORPORATE MERGERS; ACQUISITIONS. The Committee may grant Options having terms and provisions which vary from those specified in the Plan if such Options are granted in substitution for, or in connection with the assumption of, existing options granted by another corporation and assumed or otherwise agreed to be provided for by the Company in connection with a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which any Employer is a party.

     4.3. RESTRICTIONS ON TERMS OF OPTIONS. Each Option shall be subject to the following restrictions:

          4.3.1. No Shares will be issued under the Plan unless and until all applicable requirements imposed by federal and state securities laws and by any stock exchanges or NASDAQ upon which the Shares may be listed have been fully met.

          4.3.2. No Option will have an Option Price less than 100% of the Value of a Share as of the Date of Grant.

          4.3.3. Each Option will lapse no later than the date 10 years and one day after the Date of Grant.

          4.3.4. Subject to Sections 2.2.4, 3.2.3 and 8, no more than 25% of the Shares subject to each Option may become exercisable before completion of the second full year of employment of the Optionee after the Date of Grant and no more than an additional 25% of such Shares may become exercisable before the completion of each full year of such employment thereafter until Termination.

     4.4. MAXIMUM NUMBER. In no event shall the Committee grant Options to an Associate to purchase a total of more than 250,000 Shares under the Plan, including any Options that lapse or are surrendered for cancellation.

SECTION 5. TAX PAYMENT LOAN GUARANTY. The Committee will have authority, at the time of grant of a Nonincentive Option or on the exercise of an Option which is not taxed as an Incentive Option, to authorize an unconditional guaranty of payment by the Company of a full recourse loan on terms acceptable to the Committee obtained by the Holder who exercised the Option from a commercial bank or a registered broker-dealer for the exclusive purpose of paying personal income or excise taxes incurred as a result of such exercise. The Committee will also have authority to make a loan to finance such tax payments. Loan guaranties and loans will be issued if the Committee, in its sole discretion, determines them to be appropriate and in the best interests of the Employer to assist in the payment of income and excise taxes incurred on exercise of such Option.

SECTION 6.        EXERCISE OF OPTIONS.

     6.1. NOTICE OF EXERCISE. Options may be exercised only by delivery to the Vice President-Associate Services or such other person designated by the Committee of a Notice of Exercise and payment under Section 6.2 for the Shares. Except as specifically provided, an Option shall be exercisable during the Optionee's lifetime only by the Optionee or his or her Assignee.

     6.2. DELIVERIES ON EXERCISE.

          6.2.1. Any Notice of Exercise will be effective only if the Holder pays to the Company the Option Price for the portion of any Option being exercised and pays the Company an amount equal to any tax withholding required to be made.

          6.2.2. The Holder may, in his or her sole discretion, pay all or a portion of the Option Price for the portion of an Option being exercised by surrender and delivery of Shares already owned by the Holder for not less than six months. Any such Shares delivered in full or partial payment of the Option Price shall be valued at the Value as of the date of receipt of the Shares by the Company. In lieu of delivery of such previously owned Shares, the Holder may direct the Company to withhold an equal number of Shares that otherwise would be issued to the Holder upon exercise of the Option.

          6.2.3. The Committee may, in its sole discretion, permit all or a portion of the statutory minimum amount required to be withheld for taxes to be paid by surrendering and delivering Shares already owned by the Holder or by withholding a portion of the Shares that otherwise would be issued to the Holder upon exercise of the Option. Any such Shares surrendered or withheld will be valued at the Value as of the date of receipt for surrendered Shares or as of the date of exercise of the Option for withheld Shares. Any election to have Shares withheld from the Shares that would otherwise be issued to the Holder upon exercise must be made during or as of the period beginning on the third business day following the date of release of quarterly or annual financial data of the Company and ending on the twelfth business day following such date.

     6.3. TIME AND MANNER RESTRICTIONS. The Committee has the right to limit the time and manner of exercise of Options to comply with applicable law including but not limited to federal securities laws.

     6.4. DELIVERY OF SHARES. As soon as reasonably practicable following exercise, a certificate representing the Shares purchased registered in the name of the Holder will be delivered to the Holder or, at the direction of the Holder in accordance with Section 3.2.4, to the trustee under the Company's Supplemental Retirement Savings Plan.

SECTION 7.        THE COMMITTEE.

     7.1. POWERS OF COMMITTEE. The Committee will have the power to do the following:

          7.1.1 To grant Options on such terms not inconsistent with the Plan as the Committee determines;

          7.1.2. To maintain records relating to Optionees, Assignees and Holders;

          7.1.3. To prepare and furnish to Optionees, Assignees and Holders all information required by applicable law or the Plan;

          7.1.4. To construe and apply the provisions of the Plan and to correct defects and omissions therein;

          7.1.5. To engage assistants and professional advisers;

          7.1.6. To provide procedures for determination of claims under the Plan;

          7.1.7. To make any factual determinations necessary or useful under the Plan; and

          7.1.8. To adopt and revise rules, regulations and policies under the Plan.

     7.2. DELEGATION. The Committee may delegate to any one or more of its number authority to sign any documents on its behalf or to perform ministerial acts, but no person to whom such authority is delegated shall perform any act involving the exercise of any discretion without first obtaining the concurrence of a majority of the members of the Committee, even though he or she alone may sign any document required by third parties. The Committee may designate a secretary, who may be a member of the Committee. All third parties may rely on any communication signed by the secretary, acting as such, as an official communication from the Committee.

     7.3. BINDING EFFECT OF ACTIONS. All actions taken by the Committee under the Plan will be final and binding on all persons.

     7.4. INDEMNIFICATION. No member of the Committee, nor any Associate to whom ministerial duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to the Plan or awards made thereunder, and each member of the Committee shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Company's Certificate of Incorporation and By-laws, as amended from time to time.

SECTION 8.        ACTIONS BY COMMITTEE AFTER GRANT.

     8.1. GENERAL. The Committee may, subject to the consent of the Holder under Section 9.2, where the action impairs or adversely alters the rights of the Holder, at any time and from time to time after the Date of Grant of any Option, modify the terms of any grant to terms which would have been permitted for such grant on the Date of Grant.

     8.2. ANTIDILUTION PROVISIONS. If, as a result of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, recapitalization or other such change, the Shares are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation; then:

          8.2.1. The number and kind of shares of stock or other securities into which each outstanding Share is changed or for which each such Share may be exchanged, will automatically be substituted for each Share subject to an unexercised Option and for each Share available for additional grants.

          8.2.2. The Option Price will be increased or decreased proportionately so that the aggregate Option Price for the securities subject to the Option remains the same as immediately prior to such event and the ratio of the Option Price to the Value of the securities subject to the Option is no more favorable to the Holder than the ratio of the Option Price to the Value immediately before such event.

          8.2.3. The Committee shall make such other adjustments to Options and the provisions of the Plan and Option Agreements as may be appropriate and equitable, and not confer on the Holder more favorable benefits than those of the Holder before the event, which adjustments may provide for the elimination of fractional shares or units.

     8.3. MERGER OF THE COMPANY. If, directly or indirectly, (a) the
Company is a party to a merger or consolidation agreement with a corporation that is not a subsidiary of the Company, (b) the Company is a party to an agreement to sell substantially all of its assets to any person other than a subsidiary of the Company, or (c) any person other than the Company or one of its subsidiaries has publicly announced an offer to purchase more than 5% of the outstanding voting securities of the Company, the Committee, in its sole discretion, may provide that, for a period beginning 15 days before the closing of any such proposed transaction, and not extending beyond the earlier of the date on which the Options would otherwise lapse and the date of the closing of such proposed transaction, notwithstanding the provisions of any Option Agreement, all Options granted under the Plan may be exercised by the Holders in whole or in part during such period, and that upon the closing of such proposed transaction, all Options under the Plan will expire and be null and void. At least 15 days prior to the closing of such proposed transaction, the Company must notify each Holder that the Option is exercisable under this Section. If the agreement for such proposed transaction is terminated, (a) all exercises under this Section of Options will be void ab initio (from the outset), (b) the Company will refund the applicable Option Price and withholding tax and the Holder will return any Shares issued, and (c) the Options will be reinstated and exercisable thereafter on the terms of the Options without regard to that application of this Section.

     8.4. AUTHORITY TO ACCELERATE. Notwithstanding anything else in the Plan to the contrary, the Committee may, at the time of grant or at any time or from time to time thereafter, accelerate the time at which Options become exercisable or waive any provisions of the Plan relating to the manner of payment or procedures for the exercise of any Options. Any such acceleration or waiver may be made effective (a) with respect to one or more or all Holders under the Plan, (b) with respect to some or all of the Shares subject to an Option of any Holder or (c) for a period of time ending at or before the expiration date of any Option. If the waiver of any provisions constitutes a new grant of an Option for purposes of Code Section 424, the Committee must determine if the Option retains its status as an Incentive Option.

     8.5. SURRENDERS. The Committee may permit the voluntary surrender of all or a portion of any Option granted under the Plan. Upon surrender, the Options surrendered will be canceled and the Shares or units previously subject to them will be available for the grant of other Options.

SECTION 9.        AMENDMENT OF THE PLAN.

     9.1. RIGHT TO AMEND, ETC. The Company may amend, suspend or terminate the Plan at any time, provided that, unless first approved by the stockholders of the Company, no amendment may be made in the Plan which:

          9.1.1. Increases the number of securities which may be issued under the Plan; or

          9.1.2. Modifies the requirements as to eligibility for participation in the Plan.

     9.2. IMPAIRMENT OF RIGHTS OF HOLDERS. No amendment to the Plan or the terms of any grant hereunder shall be made so as to impair or adversely alter the rights of any Holder without such Holder's consent. Actions by the Committee under Section 8.2 or 8.3 do not constitute an amendment of the Plan or of any grant.

SECTION 10. SHARES RESERVED; PREVIOUS PLANS. The maximum number of Shares which may be issued under the 2001 Plan will be 500,000 Shares, subject to adjustment under Section 8.2, and such number of Shares will be reserved for issuance under the 2001 Plan. Additional options may be granted under the 1999 Plan from time to time in accordance with its terms whether or not options shall also have been granted under the 2001 Plan. The
Shares issued on exercise of Options may be authorized and unissued Shares or Shares held by the Company as treasury stock. If any Option under the 2001 Plan terminates, expires, lapses or is canceled as to any Shares, new
Options may thereafter be granted for the purchase of such Shares.

SECTION 11.       MISCELLANEOUS.

     11.1 REGISTRATION. The Company shall (i) prepare and file with the SEC a Registration Statement with respect to the Plan as may be necessary or advisable to permit the continued and uninterrupted exercise of Options and the resale of Shares purchased pursuant to the exercise of Options or as may be required by the SEC, (ii) execute such other documents, and take such other actions, as may be necessary or advisable to cause the Registration Statement, as the same may be amended, to comply with the Securities Act of 1933 (the "Securities Act") and the Rules and Regulations thereunder, and (iii) register and qualify all Shares purchased pursuant to the exercise of Options for resale by the Holder in the State of New Jersey and in each state adjacent to the State of New Jersey. An amendment to the Registration Statement necessary for the resale of Shares purchased pursuant to the exercise of Options shall be filed by the Company within five business days after the Secretary of the Company receives a written request from a Holder to file an amendment. The Registration Statement shall not be withdrawn by the Company until all the Options shall have lapsed, or until all Shares purchased upon the exercise of Options shall have been resold, as the case may be.

     11.2. NO RIGHT TO EMPLOYMENT. Nothing in the Plan or in any Option or Option Agreement will confer upon any Associate or Director any right to continue in the employment or other relationship of any Employer or to be entitled to any remuneration or benefits not set forth in the Plan or such Option Agreement or interfere with or limit the right of any Employer to terminate such Associate's employment or Director's relationship at any time.

     11.3. SUCCESSORS AND ASSIGNS. The obligations of the Company under the Plan will be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

     11.4. RIGHTS AS STOCKHOLDER. No Holder will have any of the rights of a stockholder of the Company with respect to the Shares issuable under the Plan until certificates for such Shares have been issued.

     11.5. EXPENSES. All expenses and costs in connection with administration of the Plan will be borne by the Company.

     11.6. SECTION 16. Any provision of this Plan will be deemed amended and void to the extent it causes a violation under Section 16 of the Exchange Act and the rules thereunder.

     11.7. LIMITATION OF LIABILITY. The liability of the Company under this Plan or in connection with any exercise of an Option is limited to the obligations expressly set forth in the Plan and in any of the Option Agreements and no term or provision of this Plan or any Option Agreement will be construed to impose any further or additional duties, obligations or costs on the Employer not expressly set forth in the Plan and the Option Agreement.

     11.8. BENEFICIARIES AND ASSIGNMENT OF RIGHTS. No Option or other right under the Plan may be assigned, pledged, hypothecated, given, or otherwise transferred by the Holder, except that (a) an Optionee will be entitled to designate a beneficiary of the Option upon the Optionee's death by delivering such designation in writing to the Vice President-Associate Services of the Company, (b) if no such designation is made by the Optionee, the Option will be transferred upon the Optionee's death as determined under the applicable laws of descent and distribution, (c) an Option shall be transferred in accordance with a qualified domestic relations order (as defined in the Code), and (d) an Optionee will be entitled to assign an Option to a member of his immediate family, who, after such assignment, shall have all the rights and obligations of the Optionee with respect to the Option, except the right to make further assignments, provided, however, that the provisions of the Plan relating to death, Disability, Retirement, Termination and employment, including vesting provisions, shall remain unchanged and shall continue to refer to the Optionee. If a Holder suffers a Disability and does not have the capacity to exercise an Option, such Option will be exercisable by the Holder's guardian or attorney-in-fact during the Holder's lifetime.

     11.9. NOTICES. Notices required or permitted to be made under the Plan will be sufficiently made if personally delivered or sent by first-class, registered, or certified mail addressed (a) to the Holder at the Holder's address as set forth in the books and records of the Employer, or (b) to the Company or the Committee at the principal office of the Company to the attention of the Vice President-Associate Services. Any party may change its address through the method described above.

     11.10. CAPTIONS. The captions and section numbers appearing in this Plan are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of the Plan.

     11.11. APPLICABLE LAW. The Plan will be governed by and interpreted, construed, and applied in accordance with the laws of the State of New Jersey to the extent that they apply.

     11.12. SEVERABILITY. If any provisions of the Plan are held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.



                                                                  Exhibit B


                                  CHARTER
                                   OF THE
                              AUDIT COMMITTEE
                                   OF THE
                             BOARD OF DIRECTORS
                                     OF
                         UNITED RETAIL GROUP, INC.


I.       AUTHORITY

         The Audit Committee (the "Committee") of the Board of Directors (the "Board") of United Retail Group, Inc. (the "Corporation") is established pursuant to Section 5(a) of the Corporation's Amended and Restated Bylaws and Section 141(c) of the Delaware General Corporation Law. The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. Consistent with the appointment of other Board committees, the members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board. The Chairman of the Committee shall be designated by the Board, provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman. The presence in person or by telephone of a majority of the Committee's members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

II.      PURPOSE OF THE COMMITTEE

         The Committee's purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation and its subsidiaries.

         The Committee shall oversee the audit efforts of the Corporation's independent accountants and, in that regard, shall take such actions as it may deem necessary to satisfy itself that the Corporation's auditors are independent of management. It is the objective of the Committee to maintain free and open means of communications among the Board, the independent accountants and the financial and senior management of the Corporation.

III.     COMPOSITION OF THE COMMITTEE

         (a) Each member of the Committee shall be an "independent" director within the meaning of the Nasdaq rules and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Committee. Notwithstanding the foregoing, as permitted by the rules of the Nasdaq, under exceptional and limited circumstances, one director who does not meet certain of the criteria for "independence" may be appointed to the Committee if the Board determines in its business judgment that membership on the Committee by such person is required by the best interests of the Corporation and its stockholders and the Corporation discloses in the annual proxy statement the nature of such person's relationship and the reasons for the Board's determination. All members of the Committee shall be financially literate at the time of their election to the Committee or shall become financially literate within a reasonable period of time after their appointment to the Committee. "Financial literacy" shall be determined by the Board in the exercise of its business judgment, and shall include a working familiarity with basic finance and accounting practices and an ability to read and understand fundamental financial statements. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or senior officer with financial oversight responsibilities.

         (b) Upon any changes in the composition of the Committee and otherwise approximately once each year, the Committee shall ensure that the Corporation provides the Nasdaq with written confirmation regarding:

               (i) Any determination that the Board has made regarding the independence of the Committee members;

               (ii)   The financial literacy of the Committee members;

               (iii) The determination that at least one of the Committee members has accounting or related financial management expertise; and

               (iv) The annual review and reassessment of the adequacy of the Committee's charter.

IV.      MEETINGS OF THE COMMITTEE

         The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. As part of its purpose to foster open communications, the Committee shall meet at least annually with management and the Corporation's independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee (or the Chairman) should meet or confer with the independent accountants and management quarterly to review the Corporation's periodic financial statements prior to their filing with the Securities and Exchange Commission ("SEC"). The Chairman should work with the Chief Financial Officer and management to establish the agendas for Committee meetings. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee shall maintain minutes of its meetings and records relating to those meetings and the Committee's activities and make copies of such minutes available to the Board.

V.       DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

         In carrying out its duties and responsibilities, the Committee's policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. The Committee should review and reassess annually the adequacy of the Committee's charter. The charter must specify: (1) the scope of the Committee's responsibilities and how it carries out those responsibilities,
(2) the ultimate accountability of the Corporation's independent auditors to the Board and the Committee, (3) the responsibility of the Committee and the Board for the selection, evaluation and replacement of the Corporation's independent auditors, and (4) that the Committee is responsible for ensuring that the Corporation's independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent auditors and the Corporation and that the Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for recommending that the Board take appropriate action to ensure the independence of the independent auditors.

         While there is no "blueprint" to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:

Selection and Evaluation of Auditors

         (a) Make recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year;

         (b) Review and approve the Corporation's independent auditors' annual engagement letter, including the proposed fees contained therein;

         (c) Review the performance of the Corporation's independent auditors and make recommendations to the Board regarding the replacement or termination of the independent auditors when circumstances warrant;

         (d) Oversee the independence of the Corporation's independent auditors by, among other things:

                      (i) requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Corporation; and

                      (ii) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommending that the Board take appropriate action to satisfy itself of the auditors' independence;

         (e) Instruct the Corporation's independent auditors that they are ultimately accountable to the Committee and the Board, and that the Committee and the Board are responsible for the selection, evaluation and termination of the Corporation's independent auditors;

Oversight of Annual Audit and Quarterly Reviews

         (f) Review and accept, if appropriate, the annual audit plan of the Corporation's independent auditors, including the scope of audit activities;

         (g) Confirm through private discussions with the Corporation's independent auditors and the Corporation's management that no management restrictions are being placed on the scope of the independent auditors' work;

         (h) Review the results of the year-end audit of the Corporation, including (as applicable):

                      (i) the audit report, the published financial statements, the management representation letter, the "Memorandum Regarding Accounting Procedures and Internal Control" or similar memorandum prepared by the Corporation's independent auditors, any other pertinent reports and management's responses concerning such memorandum;

                      (ii) the qualitative judgments of the independent auditors about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Corporation and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates;

                      (iii) the methods used to account for significant
                            unusual transactions;

                      (iv) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

                      (v) management's process for formulating sensitive accounting estimates and the reasonableness of these estimates;

                      (vi) significant recorded and unrecorded audit adjustments;

                      (vii) any material accounting issues among management
                            and the independent auditors; and

                      (viii) other matters required to be communicated to
                            the Committee under generally accepted auditing standards by the independent auditors;

         (i) Review with management and the Corporation's independent auditors such accounting policies (and changes therein) of the Corporation, including any financial reporting issues which could have a material impact on the Corporation's financial statements, as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC;

         (j) Confirm that the Corporation's interim financial statements included in Quarterly Reports on Form 10-Q have been reviewed by the Corporation's independent auditors;

Oversight of Financial Reporting Process and Internal Controls

         (k) Review the adequacy and effectiveness of the Corporation's accounting and internal control policies and procedures through inquiry and discussions with the Corporation's independent auditors and management of the Corporation;

         (l) Review with management the Corporation's administrative, operational and accounting internal controls, including controls and security of the computerized information systems, and evaluate whether the Corporation is operating in accordance with its prescribed policies, procedures and codes of conduct;

         (m) Review with management and the independent auditors any reportable conditions and material weaknesses, as defined by the American Institute of Certified Public Accountants, affecting internal control;

         (n) Receive periodic reports from the Corporation's independent auditors and management of the Corporation to assess the impact on the Corporation of significant accounting or financial reporting developments proposed by the Financial Accounting Standards Board or the SEC, or any other significant accounting or financial reporting related matters that may have a bearing on the Corporation;

         (o) Establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation's independent auditors and management;

Other Matters

         (p) Meet quarterly with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Corporation;

         (q) Prepare a report to be included in each annual proxy statement (or, if not previously provided during the fiscal year, any other proxy statement relating to the election of directors) of the Corporation commencing after December 15, 2000 which states, among other things, whether:

                      (i) the Committee has reviewed and discussed with management the audited financial statements to be included in the Corporation's Annual Report on Form 10-K;

                      (ii)  the Committee has discussed with the
                            Corporation's independent auditors the matters that the auditors are required to discuss with the Committee by Statements on Auditing Standard No. 61 (as it may be modified or supplemented);

                      (iii) the Committee has received the written
                            disclosures and the letter from the
                            Corporation's independent auditors required by Independence Standards Board Standard No. 1 (as it may be modified or supplemented) and has discussed with the independent auditors their independence; and

                      (iv) based on the review and discussions described in subsections (i), (ii) and (iii) above, the Committee has recommended to the Board that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the SEC;

         (r) Review past or proposed transactions between the Corporation and members of management and the results of any review of these transactions by the Corporation's independent auditors;

         (s) Obtain from the independent auditors any pertinent information pursuant to Section 10A of the Securities Exchange Act of 1934;

         (t) Oversee the Corporation's implementation of its Statement on Fair Disclosure;

         (u) Conduct or authorize investigations into any matters within the Committee's scope of responsibilities; and

         (v) Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

With respect to the duties and responsibilities listed above, the Committee should:

         1) Report regularly to the Board on its activities, as appropriate;

         2) Exercise reasonable diligence in gathering and considering all material information;

         3) Understand and weigh alternative courses of conduct that may be available;

         4) Focus on weighing the benefit versus harm to the Corporation and its shareholders when considering alternative recommendations or courses of action; and

         5) If the Committee deems it appropriate, retain independent accountants to assist the Committee in fulfilling its duties and responsibilities.

                                   * * *

         While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the independent auditors or to ensure that the Corporation complies with all laws and regulations and its Code of Conduct.

                               *************


                         UNITED RETAIL GROUP, INC.

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


The undersigned hereby appoint(s) RAPHAEL BENAROYA and GEORGE R. REMETA and each of them, with power of substitution in each, proxies to represent the undersigned and to vote, as noted below, all the common stock of UNITED RETAIL GROUP, INC. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 31, 2001 at 11:00 A.M., or any adjournments thereof.

1.  ELECTION OF DIRECTORS


    z  FOR all nominees listed immediately below            z  WITHHOLD AUTHORITY
       with the exception(s) indicated in handwriting           to vote for every nominee listed below
       farther below

            Nominees:    Joseph A. Alutto, Raphael Benaroya, Russell Berrie, Joseph Ciechanover,
                         Michael Goldstein, Ilan Kaufthal, Vincent P. Langone, George R. Remeta
                         and Richard W. Rubenstein


Instruction: To withhold authority to vote for one or some nominees, write the surname(s) in the space provided below.

Messrs. _____________________________________________________________________

2. APPROVAL OF ADOPTION OF 2001 STOCK OPTION PLAN

             FOR z               AGAINST z             ABSTAIN z

                  (Continued and to be signed on the back)


                         UNITED RETAIL GROUP, INC.

3. In their discretion: (i) upon other matters as may properly come before the meeting without notice to the Company before December 24, 2000, (ii) as to the election of directors and/or the approval of adoption of the 2001 Stock Option Plan, if the appropriate box on the front is not marked, (iii) for the election of a substitute for any of the nominees listed on the front who become(s) unable to serve, and (iv) on matters incidental to the conduct of the meeting.

The shares represented hereby will be voted as instructed by the undersigned. If the appropriate box on the front is not marked, the proxies appointed hereby intend to vote FOR all the nominees listed on the front and FOR approval of adoption of the 2001 Stock Option Plan.

Please specify your vote by marking the appropriate boxes on the front and date and sign your name(s) below.

                       Dated: . . . . . . . . . . . .  ., 2001

                       Signature(s) . . . . . . . . . . . . . .

                                    . . . . . . . . . . . . . . .